EXHIBIT 10.23

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made as of this 8th day of March, 2016, by and between Lifeway Foods, Inc. (the "Company") and Ludmila Smolyansky ("Consultant").

R E C I T A L S

WHEREAS, the Company desires to retain Consultant to perform certain services for the Company, and the Consultant desires to perform such services for the Company.

WHEREAS, the Audit Committee (the "Committee") of the Board of Directors of the Company (the "Board") and the Board have determined that it is in the best interest of the Company to enter into this Agreement and have approved the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.     Consulting Services. Consultant hereby agrees to provide consulting services to the Company during the Term (as hereinafter defined) pursuant to the terms and conditions of this Agreement. Consultant shall not be an agent or employee of the Company, and Consultant is not authorized to act on behalf of the Company and may not enter into any contracts or make any promises or commitments of any kind whatsoever on behalf of the Company.

2.     Term. The term ("Term") of this Agreement shall commence on the date hereof and continue until such time as a party hereto notifies the other party at least ten (10) days prior written notice it is terminating this Agreement.

3.     Scope of Work. During the Term, Consultant perform such services as are requested by the Company from time to time.

4.     Compensation. The Company agrees to pay Consultant a fee of $1,000,000 per year (and prorated for portions thereof) (the "Consulting Fee"), such amounts to be paid in equal amounts bi-weekly in arrears; provided however that payment to Ludmila Smolyansky of $255,454.55 of the Consulting Fee hereunder has been paid through the date hereof and the remainder of the Consulting Fee will be paid in equal amounts by-weekly weeks through December 31, 2016.

5.     Expenses. The Company shall have no obligation to reimburse Consultant for any expenses incurred by Consultant in connection with the performance of services hereunder. Any expense reimbursements agreed to by the Company shall require prior written approval from the Company.

6.     Confidential Information. Unless otherwise requested by the Company in writing, Consultant shall at all times during the Term of this Agreement and at all times thereafter hold in strictest confidence any and all Confidential Information Consultant may have or may come into Consultant's possession or within Consultant's knowledge concerning the operation of the business of the Company. The term "Confidential Information" means all information, other than information which is part of the public domain through no fault of Consultant, not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by Consultant within the scope of his services hereunder, or which relates to trade secrets or confidential technical or business information of the Company. This Section 6 survives termination of this Agreement.

7.     Independent Status. For the purposes of the Federal Insurance Contributions Act (FICA), the Federal Unemployment Contributions Act ("FUCA"), each state's Worker's Compensation Act, and the collection of state and federal income tax as source of wages, the relationship between Company and Consultant is that of a company and an independent contractor, respectively. Company will not withhold any monies for federal, states or local taxing authority for commissions earned by Consultant pursuant to this Agreement.

8.     Amendment and Waiver. This Agreement may not be modified, amended, altered or supplemented except by written agreement executed by all parties hereto. Any term or provision of this Agreement may be waived in writing at any time by the party that is entitled to its benefits.

9.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives and permitted successors and assigns.

10.   Headings. Any headings of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement nor are they to be used in its interpretation.

11.   Counterparts. This Agreement may be executed in several counterparts; each such counterpart shall be considered an original agreement and all such executed counterparts shall constitute one Agreement.

12.   Governing Law. This Agreement is subject to and shall be enforced in accordance with the laws of the State of California.

13.   Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements between the parties.

14.   Severability. If any covenant or agreement of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected. In such event, the parties shall negotiate in good faith to replace the invalid or unenforceable provision with another reflecting the same relative distribution of economic benefits and burdens.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement effective as of the date first above written.

Lifeway Foods, Inc. By /s/ Edward Smolyansky Its COO

/s/ Ludmila Smolyansky Ludmila Smolyansky